EARNINGS RELEASE

SUPPLEMENTAL DATA

FOURTH QUARTER/YEAR END 2017

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	7
Consolidated Statements of Operations	9
Share and Unit Data	10
Consolidated Balance Sheets	11
Reconciliation of Non-GAAP Financial Measures	12
Non-GAAP Financial Measures	16
Other Key Definitions	17
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Combined Adjusted Same Store Property Operating Expenses	S-3
NOI Contribution Percentage by Region	S-4
Multifamily Combined Adjusted Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2017 Acquisition Activity/2017 Disposition Activity	S-8
Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of December 31, 2017	S-10
2018 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS FOURTH QUARTER AND YEAR END RESULTS
MEMPHIS, Tenn., January 31, 2018 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter and year ended December 31, 2017.

Net Income Available for Common Shareholders
For the quarter ended December 31, 2017, net income available for MAA common shareholders was $122.5 million, or $1.08 per diluted common share, compared to $39.1 million, or $0.44 per diluted common share, for the quarter ended December 31, 2016. Results for the quarter ended December 31, 2017 included $68.3 million, or $0.60 per diluted common share, of gains related to the sale of real estate assets; $5.5 million, or $0.05 per diluted common share, of merger and integration costs related to the merger transaction, or the Post Properties Merger, with Post Properties, Inc., or Post Properties; and $3.0 million, or $0.03 per diluted common share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger. Results for the quarter ended December 31, 2016 included $31.8 million, or $0.36 per diluted common share, of gains related to the sale of real estate assets; and $36.9 million, or $0.42 per diluted common share, of merger and integration costs related to the Post Properties Merger.

For the year ended December 31, 2017, net income available for MAA common shareholders was $324.7 million, or $2.86 per diluted common share, compared to $211.9 million, or $2.69 per diluted common share, for the year ended December 31, 2016. Results for the year ended December 31, 2017 included $127.4 million, or $1.12 per diluted common share, of gains related to the sale of real estate assets; $20.0 million, or $0.18 per diluted common share, of merger and integration costs related to the Post Properties Merger; and $8.8 million, or $0.08 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares issued in the Post Properties Merger. Results for the year ended December 31, 2016 included $82.6 million, or $1.05 per diluted common share, of gains related to the sale of real estate assets; and $40.8 million, or $0.52 per diluted common share, of merger and integration costs related to the Post Properties Merger.

Funds from Operations (FFO)
For the quarter ended December 31, 2017, FFO was $177.2 million, or $1.50 per diluted common share and unit, or per Share, compared to $104.2 million or $1.13 per Share, for the quarter ended December 31, 2016. Results for the quarter ended December 31, 2017 included $3.0 million, or $0.03 per Share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger; and $5.5 million, or $0.05 per Share, of merger and integration costs related to the Post Properties Merger, compared to $36.9 million, or $0.40 per Share, of merger and integration costs for the quarter ended December 31, 2016.

For the year ended December 31, 2017, FFO was $699.6 million, or $5.94 per Share, compared to $463.4 million, or $5.59 per Share, for the year ended December 31, 2016. Results for the year ended December 31, 2017 included $8.8 million, or $0.07 per Share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger; and $20.0 million, or $0.17 per Share, of merger and integration costs related to the Post Properties Merger, compared to $40.8 million, or $0.49 per Share, of merger and integration costs for the year ended December 31, 2016.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Our focus on the highest job growth region of the country, well diversified across various markets, submarkets and price points, has the portfolio well positioned to work through higher levels of new apartment deliveries at this point in the cycle.  We continue to make good progress on completing the integration of the MAA and Post Properties operating platforms and we’re excited about the enhanced strength and capabilities of the company.  The long-term outlook for apartment real estate remains very strong and we look forward to steadily compounding value moving forward.”

Highlights

•
The Combined Adjusted Same Store Portfolio generated a 1.8% increase in revenues for the fourth quarter of 2017 supported by strong Average Physical Occupancy of 96.2% and effective rent growth of 1.7%.

•
Combined Adjusted Same Store property operating expenses grew by 1.3% and Combined Adjusted Same Store NOI increased 2.2% for the fourth quarter of 2017 as compared to the same period in the prior year.

•	Resident turnover for the Combined Adjusted Same Store Portfolio remained low for the fourth quarter of 2017 at 50.1% on a rolling twelve month basis.

•	During the fourth quarter of 2017, MAA acquired a newly built 320-unit apartment community in initial lease-up located in the highly desirable Downtown/West End submarket of Nashville, Tennessee.

•
During the fourth quarter of 2017, MAA sold two properties located in the Atlanta, Georgia market. The sale of these two apartment communities with an average age of 19 years achieved an economic cap rate after capex of 5.9%.

•	During the fourth quarter of 2017, MAA completed development of expansion projects on two apartment communities located in Kansas City, Missouri and Austin, Texas.

•
As of the end of the fourth quarter of 2017, MAA had three multifamily projects under development, which include 937 units, with a total projected cost of $214.0 million, with an estimated $46.3 million remaining to be funded as of December 31, 2017.

•
As of the end of the fourth quarter of 2017, five properties remained in lease-up, including the new apartment community acquired during the quarter and two development projects completed during the quarter, with average quarter-end physical occupancy of 62.5% for the group.

•	During the year ended December 31, 2017, MAA completed renovation of 8,375 units under its redevelopment program, achieving average rental rate increases of 8.8% above non-renovated units.

Fourth Quarter Combined Adjusted Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, the same store portfolio, or MAA Same Store Portfolio, includes properties which were stabilized and which were owned by us at the beginning of the previous year. To provide relevant operating metrics for the fourth quarter and full year periods, stabilized communities acquired in the Post Properties Merger that would otherwise have met our requirements to be included in the MAA Same Store Portfolio, are presented on a combined adjusted basis, as if owned by MAA during the prior period. The Combined Adjusted Same Store Portfolio presentation below represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio. See the "Other Key Definitions" section of this release for more details. Post Properties communities became eligible to enter the MAA Same Store Portfolio on January 1, 2018. Operating results for the Combined Adjusted Same Store Portfolio of 91,700 units in MAA's Large Market and Secondary Market segments of the portfolio are presented below:

	Percent Change From				Three months ended
	Three months ended December 31, 2016				December 31, 2017
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Market	1.6%	1.3%	1.7%	1.5%	96.2%
Secondary Market	2.6%	1.1%	3.6%	2.4%	96.1%
Combined Adjusted Same Store Portfolio	1.8%	1.3%	2.2%	1.7%	96.2%

Combined Adjusted Same Store Portfolio revenue growth of 1.8% during the fourth quarter of 2017 was primarily a result of a 1.7% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Combined Adjusted Same Store Portfolio was strong at 96.2% for the fourth quarter of 2017, an increase from 96.0% in the same period of the prior year. Property operating expenses increased 1.3% for the fourth quarter of 2017, with the largest portion of the growth related to property taxes and utilities, partially offset by lower building repair and maintenance, office operations and insurance costs.

A reconciliation of NOI, including Combined Adjusted Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the fourth quarter of 2017, MAA acquired a newly developed apartment community, Acklen West End, a 320-unit property located in the highly desirable Downtown/West End submarket of Nashville, Tennessee, for a purchase price of $71.8 million.

During the fourth quarter of 2017, MAA closed on the disposition of two wholly-owned apartment communities located in the Atlanta, Georgia market, Terraces at Fieldstone, a 316-unit community, and Terraces at Towne Lake, a 502-unit community, for combined proceeds of $97.4 million, resulting in total net gains recognized on the sale of real estate assets of approximately $68.3 million.

Development and Lease-up Activity
As of the end of the fourth quarter of 2017, MAA had three development communities under construction consisting of two new development communities and one expansion project. Total development costs for the three communities are projected to be $214.0 million, of which an estimated $46.3 million remained to be funded as of the end of the fourth quarter. The expected average stabilized NOI yield on these communities is 6.3%. During the fourth quarter of 2017, MAA funded $27.6 million of construction costs on both current and completed development projects.

MAA had five apartment communities, containing a total of 1,538 units, remaining in initial lease-up as of the end of the fourth quarter of 2017: Post Afton Oaks, located in Houston, Texas; The Denton II, located in Kansas City, Missouri; Post South Lamar II, located in Austin, Texas; Post Midtown, located in Atlanta, Georgia; and Acklen West End, located in Nashville, Tennessee. Physical occupancy for the five lease-up projects averaged 62.5% at the end of the fourth quarter of 2017.

Redevelopment Activity
MAA continues its interior redevelopment program at select apartment communities throughout the portfolio. During the fourth quarter of 2017, MAA redeveloped a total of 1,832 units at an average cost of $6,503 per unit, bringing the total units renovated during the year ended December 31, 2017 to 8,375, at an average cost of $5,463, achieving average rental rate increases of 8.8% above non-renovated units.

Capital Expenditures
Recurring capital expenditures totaled $18.9 million for the fourth quarter of 2017, or approximately $0.16 per Share, as compared to $9.1 million, or $0.10 per Share, for the same period in 2016. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.34 per Share for the fourth quarter of 2017, compared to $1.03 per Share for the same period in 2016.

Redevelopment, revenue enhancing and other capital expenditures during the fourth quarter of 2017 were $29.0 million, as compared to $15.5 million for the same period in 2016. These expenditures led to Funds Available for Distribution, or FAD, of $129.3 million for the fourth quarter of 2017, compared to $79.6 million for the same period in 2016. Dividends and distributions paid on common shares and noncontrolling interests during the fourth quarter of 2017 were $102.5 million, as compared to $65.6 million for the same period in 2016.

Recurring capital expenditures totaled $75.2 million for the year ended December 31, 2017, or approximately $0.64 per Share, as compared to $51.7 million, or $0.62 per Share, for the year ended December 31, 2016. These expenditures led to AFFO of $5.30 per Share for the year ended December 31, 2017, compared to $4.96 per Share for the year ended December 31, 2016.

Redevelopment, revenue enhancing and other capital expenditures during the year ended December 31, 2017 were $98.5 million, as compared to $73.3 million for the year ended December 31, 2016. These expenditures led to FAD of $525.8 million for the year ended December 31, 2017, compared to $338.3 million for the year ended December 31, 2016. Dividends and distributions paid on common shares and noncontrolling interests during the year ended December 31, 2017 were $409.9 million, as compared to $261.5 million for the year ended December 31, 2016.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders and an expanded discussion of the components of FFO, AFFO and FAD can be found later in this release.

Financing Activities
During the fourth quarter of 2017, MAA paid $47.5 million relating to the remaining balances on two secured property mortgages and $80.0 million relating to the partial paydown of its secured credit facility with the Federal National Mortgage Association.

Balance Sheet
As of December 31, 2017:

•
Total debt to total assets (as defined in the covenants for the bonds issued by MAA's primary operating partnership, Mid-America Apartments, L.P., or MAALP) was 33.2%, compared to 33.9% as of December 31, 2016;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.6%;

•	83.0% of total debt was fixed or hedged against rising interest rates for an average of 4.7 years;

•	Approximately $598.3 million combined cash and capacity under MAA's unsecured revolving credit facility was available; and

•	Unencumbered NOI was 84.8% of total NOI, as compared to 78.4% as of December 31, 2016.

Merger Related Activities
Integration efforts associated with the merger of MAA and Post Properties continue to progress well and in line with the company's expectations. Activities surrounding the full integration of the operating, financial reporting and technology platforms of the two companies are well underway with full consolidation expected to be completed later this year. In connection with the Post Properties Merger, MAA incurred a total of $5.5 million, or $0.05 per Share, of merger and integration costs during the fourth quarter of 2017 and a total of $20.0 million, or $0.17 per Share, of merger and integration costs during the year ended December 31, 2017. Merger costs consisted primarily of severance, legal, professional and advisory costs, while integration costs were primarily related to temporary systems, staffing, facilities and consulting costs necessary for the integration of the companies' business platforms. MAA expects to incur additional integration costs as integration efforts are completed during 2018 and such costs are considered in the 2018 guidance outlined below.

MAA continues to forecast expected synergies of approximately $20.0 million in gross overhead costs (combined general and administrative costs and property management expense savings) to be realized from the Post Properties Merger. MAA also anticipates additional opportunities and savings to be gained from enhanced efficiencies due to increased portfolio scale, from reconciling various operating practices between the two companies, from significant redevelopment opportunities at a number of properties in the legacy Post Properties portfolio, and from an improved cost of capital due to increased strength and liquidity of the combined balance sheet.

As part of the Post Properties Merger, MAA issued 867,846 shares of publicly traded preferred stock in exchange for 867,846 shares of publicly traded preferred stock previously issued by Post Properties. The MAA preferred shares have the same rights preferences, privileges and voting powers as those of the Post Properties preferred shares. The preferred shares have a $50 per share redemption price with an 8.5% cumulative coupon and are redeemable beginning in October 2026. At the time of the Post Properties Merger, the preferred shares had a market value in excess of the $50 redemption price, which created an implied embedded derivative. GAAP requires that the derivative be bifurcated from the preferred shares and recorded at fair market value each period. Due to the low volume of trading for the preferred shares and changes in market interest rates, the valuation outcome can be volatile. During the fourth quarter of 2017, MAA recorded $3.0 million of non-cash income related to the change in value of the embedded derivative, bringing the total non-cash income recorded for the year ended December 31, 2017 to $8.8 million, resulting in a recorded derivative value of $21.2 million at December 31, 2017. MAA believes the quarterly revaluation of the embedded derivative has no significant economic impact on the company, and expects the valuation to remain volatile.

96th Consecutive Quarterly Common Dividend Declared
MAA declared its 96th consecutive quarterly common dividend at an annual rate of $3.69 per common share, which was paid on January 31, 2018 to holders of record on January 12, 2018.

2018 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance
MAA is providing initial 2018 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share, which are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which, combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items. MAA intends to update Net income per diluted common share, FFO per Share, and AFFO per Share guidance on a quarterly basis.

Net income per diluted common share is expected to be in the range of $1.78 to $2.08 per diluted common share for the full year of 2018. FFO per Share for the year is expected to be in the range of $5.85 to $6.15 per Share, or $6.00 per Share at the midpoint. This initial guidance is based on projections of revenue growth for the MAA Same Store Portfolio to be in the range of 1.75% to 2.25% for the full year based on continued steady occupancy, current market conditions and normal seasonal pricing trends, while expense growth is expected to be in the range of 1.5% to 2.5% for the full year.  As a result, MAA expects NOI growth for the MAA Same Store Portfolio for the full year to be in the range of 2.0% to 2.5%. FFO guidance for 2018 includes an expected effective interest rate range of 3.8% to 4.0%.  At the midpoint, this is an increase of about 50bps from MAA’s effective interest rate in 2017.  The increase is driven by the expectation of increasing interest rates on variable rate debt and the refinancing of maturing fixed rate debt, declining capitalized interest related to development, and a declining mark to market adjustment related to the Post Properties and Colonial Properties Mergers. MAA expects FFO for the first quarter of 2018 to be in the range of $1.38 to $1.48 per Share, or $1.43 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Guidance for 2018 includes expected dilution of approximately $0.07 to $0.09 per Share due to integration expenses, which is projected to be $8.0 million to $10.0 million in total for the year.

MAA expects total recurring capital expenditures for the full year will be approximately $72.0 million, which would produce expected AFFO of $5.30 to $5.54 per Share.

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, February 1, 2018, at 9:00 AM Central Time. The conference call-in number is 877-888-4291. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of December 31, 2017, MAA had ownership interest in 100,489 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed within budget and on a timely basis or to lease-up as anticipated, if at all;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	difficulty in integrating MAA's and Post Properties' businesses;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Rental and other property revenues	$382,738	$307,198	$1,528,987	$1,125,348

Net income available for MAA common shareholders	$122,528	$39,079	$324,691	$211,915

Total NOI(1)	$242,428	$194,324	$952,256	$701,992

Earnings per common share:(2)
Basic	$1.08	$0.44	$2.86	$2.69
Diluted	$1.08	$0.44	$2.86	$2.69

Funds from operations per Share (diluted):(2)
FFO(1)	$1.50	$1.13	$5.94	$5.59
AFFO(1)	$1.34	$1.03	$5.30	$4.96

Dividends declared per common share	$0.9225	$0.8700	$3.5325	$3.3300

Dividends/ FFO (diluted) payout ratio	61.5%	77.0%	59.5%	59.6%
Dividends/ AFFO (diluted) payout ratio	68.8%	84.5%	66.7%	67.1%

Consolidated interest expense	$39,746	$33,529	$154,751	$129,947
Mark-to-market debt adjustment	3,174	3,476	15,234	14,610
Debt discount and debt issuance cost amortization	(1,400)	(1,214)	(5,424)	(4,801)
Capitalized interest	1,354	978	7,238	2,073
Total interest incurred	$42,874	$36,769	$171,799	$141,829

Amortization of principal on notes payable	$2,996	$2,515	$11,952	$8,401

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.
(2) See "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except share price
	As of
	December 31, 2017	December 31, 2016
Gross Assets(1)	$13,566,990	$13,279,292
Gross Real Estate Assets(1)	$13,395,413	$13,108,458
Total debt	$4,502,057	$4,499,712
Common shares and units outstanding	117,834,752	117,738,615
Share price	$100.56	$97.92
Book equity value	$6,584,302	$6,652,174
Market equity value	$11,849,463	$11,528,965
Net Debt/Recurring Adjusted EBITDA (2)	5.04x	5.74x	(3)

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring Adjusted EBITDA in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, Adjusted EBITDA and Recurring Adjusted EBITDA to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.
(3) Since only one month of Recurring Adjusted EBITDA for the Post Properties communities is included in the results for the twelve month period ended December 31, 2016, in calculating the ratio as of December 31, 2016, we have adjusted Net Debt by averaging the Net Debt for the prior four quarters.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues:
Rental and other property revenues	$382,738	$307,198	$1,528,987	$1,125,348
Expenses:
Operating expense, excluding real estate taxes and insurance	88,502	74,273	364,190	280,572
Real estate taxes and insurance	51,808	38,601	212,541	142,784
Depreciation and amortization	119,423	95,129	493,708	322,958
Total property operating expenses	259,733	208,003	1,070,439	746,314
Property management expenses	11,581	8,872	43,588	34,093
General and administrative expenses	9,459	8,782	40,194	29,040
Merger and integration related expenses	5,492	36,923	19,990	40,823
Income before non-operating items	96,473	44,618	354,776	275,078
Interest expense	(39,746)	(33,529)	(154,751)	(129,947)
Gain on sale of depreciable real estate assets	68,341	31,825	127,386	80,397
(Loss) gain on sale of non-depreciable real estate assets	(21)	—	21	2,171
Other non-operating income (expense)	3,320	(571)	14,353	(1,839)
Income before income tax expense	128,367	42,343	341,785	225,860
Income tax expense	(709)	(499)	(2,619)	(1,699)
Income from continuing operations before joint venture activity	127,658	41,844	339,166	224,161
Gain from real estate joint ventures	349	214	1,370	241
Net income	128,007	42,058	340,536	224,402
Net income attributable to noncontrolling interests	4,557	2,672	12,157	12,180
Net income available for shareholders	123,450	39,386	328,379	212,222
Dividends to preferred shareholders	922	307	3,688	307
Net income available for MAA common shareholders	$122,528	$39,079	$324,691	$211,915

Earnings per common share - basic:
Net income available for common shareholders	$1.08	$0.44	$2.86	$2.69

Earnings per common share - diluted:
Net income available for common shareholders	$1.08	$0.44	$2.86	$2.69

Dividends declared per common share	$0.9225	$0.8700	$3.5325	$3.3300

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
NET INCOME SHARES (1)
Weighted average common shares - basic	113,453	88,109	113,407	78,502
Weighted average partnership units outstanding	—	—	—	—
Effect of dilutive securities	266	283	280	298
Weighted average common shares - diluted	113,719	88,392	113,687	78,800
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - basic	117,648	92,277	117,617	82,661
Weighted average common shares and units - diluted	117,861	92,535	117,840	82,918
PERIOD END SHARES AND UNITS
Common shares at December 31,	113,643	113,518	113,643	113,518
Partnership units at December 31,	4,192	4,220	4,192	4,220
Total common shares and units at December 31,	117,835	117,738	117,835	117,738

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA's Annual Report on Form 10-K for the year ended December 31, 2017, expected to be filed with the SEC on or about February 22, 2018.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	December 31, 2017	December 31, 2016
Assets
Real estate assets:
Land	$1,836,417	$1,816,008
Buildings and improvements and other	11,281,504	10,853,474
Development and capital improvements in progress	116,833	231,224
	13,234,754	12,900,706
Less: Accumulated depreciation	(2,075,071)	(1,674,801)
	11,159,683	11,225,905
Undeveloped land	57,285	71,464
Investments in real estate joint ventures	44,956	44,493
Real estate assets, net	11,261,924	11,341,862
Cash and cash equivalents	10,750	33,536
Restricted cash	78,117	88,264
Other assets	135,807	140,829
Assets held for sale	5,321	—
Total assets	$11,491,919	$11,604,491

Liabilities and Shareholders' Equity
Liabilities:
Unsecured notes payable	$3,525,765	$3,180,624
Secured notes payable	976,292	1,319,088
Accrued expenses and other liabilities	405,560	452,605
Total liabilities	4,907,617	4,952,317
Redeemable stock	10,408	10,073
Shareholders' equity
Preferred stock	9	9
Common stock	1,134	1,133
Additional paid-in capital	7,121,112	7,109,012
Accumulated distributions in excess of net income	(784,500)	(707,479)
Accumulated other comprehensive income	2,157	1,144
Total MAA shareholders' equity	6,339,912	6,403,819
Noncontrolling interest - operating partnership units	231,676	235,976
Total Company's shareholders' equity	6,571,588	6,639,795
Noncontrolling interest - consolidated real estate entity	2,306	2,306
Total equity	6,573,894	6,642,101
Total liabilities and shareholders' equity	$11,491,919	$11,604,491

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data
	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income available for MAA common shareholders	$122,528	$39,079	$324,691	$211,915
Depreciation and amortization of real estate assets	118,309	94,200	489,503	319,528
Gain on sale of depreciable real estate assets	(68,341)	(31,825)	(127,386)	(80,397)
Loss on disposition within unconsolidated entities	—	—	—	98
Depreciation and amortization of real estate assets of real estate joint ventures	146	50	596	61
Net income attributable to noncontrolling interests	4,557	2,672	12,157	12,180
Funds from operations attributable to the Company	177,199	104,176	699,561	463,385
Recurring capital expenditures	(18,897)	(9,099)	(75,235)	(51,732)
Adjusted funds from operations	158,302	95,077	624,326	411,653
Redevelopment and revenue enhancing capital expenditures	(21,732)	(11,730)	(80,375)	(60,238)
Other capital expenditures	(7,247)	(3,744)	(18,160)	(13,077)
Funds available for distribution	$129,323	$79,603	$525,791	$338,338

Dividends and distributions paid	$102,508	$65,564	$409,948	$261,502

Weighted average common shares - diluted	113,719	88,392	113,687	78,800
Weighted average common shares and units - diluted	117,861	92,535	117,840	82,918

Earnings per common share - diluted:
Net income available for common shareholders	$1.08	$0.44	$2.86	$2.69

Funds from operations per Share	$1.50	$1.13	$5.94	$5.59
Adjusted funds from operations per Share	$1.34	$1.03	$5.30	$4.96

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands
	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
NOI
Combined Adjusted Same Store NOI	$221,921	$214,698	$217,206	$867,446	$847,747
Combined Adjusted Non-Same Store NOI	20,507	20,673	20,215	84,810	82,368
Total Combined Adjusted NOI	242,428	235,371	237,421	952,256	930,115
Legacy Post Properties adjustment(1)	—	—	(43,097)	—	(228,123)
Total NOI	242,428	235,371	194,324	952,256	701,992
Depreciation and amortization	(119,423)	(117,928)	(95,129)	(493,708)	(322,958)
Property management expenses	(11,581)	(10,281)	(8,872)	(43,588)	(34,093)
General and administrative expenses	(9,459)	(8,361)	(8,782)	(40,194)	(29,040)
Merger and integration expenses	(5,492)	(4,130)	(36,923)	(19,990)	(40,823)
Other non-operating income (expense)	3,320	5,695	(571)	14,353	(1,839)
Interest expense	(39,746)	(39,940)	(33,529)	(154,751)	(129,947)
Gain on sale of depreciable real estate assets	68,341	58,844	31,825	127,386	80,397
Income tax expense	(709)	(641)	(499)	(2,619)	(1,699)
(Loss) gain on sale of non-depreciable real estate assets	(21)	(6)	—	21	2,171
Gain from real estate joint ventures	349	335	214	1,370	241
Net income attributable to noncontrolling interests	(4,557)	(4,249)	(2,672)	(12,157)	(12,180)
Preferred dividend distributions	(922)	(922)	(307)	(3,688)	(307)
Net income available for MAA common shareholders	$122,528	$113,787	$39,079	$324,691	$211,915

(1) Amounts presented represent the operating results for legacy Post Properties prior to the Post Properties Merger that have been included in Total Combined Adjusted NOI. Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons. These adjustments include the effect of moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses.

RECONCILIATION OF EBITDA, ADJUSTED EBITDA AND RECURRING ADJUSTED EBITDA TO NET INCOME
Dollars in thousands
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Net income	$128,007	$42,058	$340,536	$224,402
Depreciation and amortization	119,423	95,129	493,708	322,958
Interest expense	39,746	33,529	154,751	129,947
Income tax expense	709	499	2,619	1,699
EBITDA	287,885	171,215	991,614	679,006
(Gain) loss on debt extinguishment (1)	(28)	85	(3,196)	83
Net casualty loss (gain) and other settlement proceeds (1)	120	290	(114)	(448)
Loss (gain) on sale of non-depreciable assets	21	—	(21)	(2,171)
Gain on sale of depreciable real estate assets	(68,341)	(31,825)	(127,385)	(80,397)
Gain on disposition within unconsolidated entities (2)	—	—	—	(28)
Adjusted EBITDA	219,657	139,765	860,898	596,045
Acquisition expense (1)	—	761	—	2,928
Merger and integration expenses	5,492	36,923	19,990	40,823
Recurring Adjusted EBITDA	$225,149	$177,449	$880,888	$639,796
(1) Included in Other non-operating income (expense) on the Consolidated Statements of Operations
(2) Included in Gain from real estate joint ventures on the Consolidated Statements of Operations

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	As of
	December 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Unsecured notes payable	$3,525,765	$3,180,624	$2,195,989	$2,246,227	$2,195,214
Secured notes payable	976,292	1,319,088	1,238,168	1,243,198	1,247,749
Total debt	4,502,057	4,499,712	3,434,157	3,489,425	3,442,963
Cash and cash equivalents	(10,750)	(33,536)	(27,817)	(26,279)	(28,184)
1031(b) exchange proceeds included in Restricted cash	(47,668)	(58,259)	—	—	—
Net Debt	$4,443,639	$4,407,917	$3,406,340	$3,463,146	$3,414,779

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	As of
	December 31,	December 31,
	2017	2016
Total assets	$11,491,919	$11,604,491
Accumulated depreciation	2,075,071	1,674,801
Gross Assets	$13,566,990	$13,279,292

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	As of
	December 31,	December 31,
	2017	2016
Real estate assets, net	$11,261,924	$11,341,862
Accumulated depreciation	2,075,071	1,674,801
Cash and cash equivalents	10,750	33,536
1031(b) exchange proceeds included in Restricted cash	47,668	58,259
Gross Real Estate Assets	$13,395,413	$13,108,458

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA
For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization, or Adjusted EBITDA, is composed of EBITDA adjusted for net gain or loss on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment. As an owner and operator of real estate, MAA considers Adjusted EBITDA to be an important measure of performance from core operations because Adjusted EBITDA does not include various income and expense items that are not indicative of operating performance. Adjusted EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance. MAA's computation of Adjusted EBITDA may differ from the methodology utilized by other companies to calculate Adjusted EBITDA.

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. AFFO should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Combined Adjusted Same Store NOI
Combined Adjusted Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Combined Adjusted Same Store Portfolio during the period. Combined Adjusted Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Combined Adjusted Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation and amortization of real estate assets, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation, the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets and accumulated depreciation for Assets held for sale, which is included in Assets held for sale on the Consolidated Balance Sheets. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets, and accumulated depreciation for Assets held for sale, which is included in Assets held for sale on the Consolidated Balance Sheets plus Cash and cash equivalents plus 1031(b) exchange proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net operating income represents total operating revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDA
Recurring Adjusted EBITDA represents Adjusted EBITDA further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses. MAA believes Recurring Adjusted EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring Adjusted EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA's computation of Recurring Adjusted EBITDA may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDA.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Combined Adjusted Same Store Portfolio
Combined Adjusted Same Store Portfolio represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio, as if the Post Adjusted Same Store Portfolio was owned by MAA during all periods presented. For comparability purposes, certain adjustments have been made to the prior year Post Adjusted Same Store Portfolio. See the definition of the Post Adjusted Same Store Portfolio for more details.

OTHER KEY DEFINITIONS (CONTINUED)

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Non-Same Store Portfolio
Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, and communities that have undergone a significant casualty loss.

MAA Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the MAA Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the MAA Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the MAA Same Store Portfolio. Within the MAA Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Post Adjusted Same Store Portfolio
Post Adjusted Same Store Portfolio represents the Post Properties same store portfolio that would have been in effect had the properties been owned by MAA since January 1, 2016.  Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons.  The primary adjustments include moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses. Because these properties have only been owned by MAA since December 1, 2016, they were not included in the MAA Same Store Portfolio for periods prior to January 2018. See MAA Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide Combined Adjusted Same Store results as if the properties had been owned by MAA in prior periods. These properties became eligible to join the MAA Same Store portfolio in January 2018.

Stabilized Communities
Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

Unencumbered NOI
Unencumbered NOI represents NOI generated by our unencumbered assets (as defined in MAALP's bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com